SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this "Agreement") is entered into by and between Titan Global Holdings, Inc. (“Titan”), Frank Crivello (“Crivello”), and NewGen Technologies, Inc. (“NewGen”) (collectively, the “Parties”).

RECITALS

The following introductory provisions are true and correct and form the basis of this Agreement:

A.  NewGen is a Nevada corporation with its principal place of business in North Carolina.

B. Titan is a Utah corporation with its principal place of business in Texas.

C. Crivello is an individual residing in the State of Florida.

D. Appalachian Oil Company, Inc. (“APPCO”) is a Tennessee corporation with its principal place of business in Tennessee.

E. On June 7, 2006, NewGen executed a non-binding letter of intent with APPCO and its shareholders. Among other conditions, the letter of intent required NewGen to secure and evidence a firm commitment to fund its purchase of APPCO before completing a definitive agreement with APPCO and its shareholders.

F. On January 16, 2007, NewGen, APPCO and APPCO’s shareholders entered into a Stock Purchase Agreement (the “SPA”).

G. Pursuant to the SPA, NewGen agreed to pay approximately $30 million for the purchase of APPCO’s stock.  Subsequent amendments to the SPA extended the closing date and required NewGen to close on or before June 7, 2007.

H. In March 2007, NewGen engaged Crivello as an independent contractor to assist in procuring financing to enable NewGen to close on the SPA with APPCO and its shareholders.

I. As a result of the financial condition of both APPCO and NewGen, the institutional investor enlisted by Crivello to finance the APPCO acquisition for NewGen rejected the funding request in May 2007.

J. To date, NewGen has been unable to procure the financing necessary to close on the amended SPA.

K. As a result of NewGen’s inability to procure financing, the SPA, as amended, expired by its terms and, on June 7, 2007, APPCO and its shareholders provided written notice to NewGen exercising their right to terminate the SPA on June 18, 2007.

L. On June 20, 2007, NewGen, through its President, Ian Williamson, made certain demands on Crivello and Titan with respect to Titan’s and Crivello’s rights relating to communications and/or negotiations with APPCO and its shareholders.

M. NewGen acknowledges for purposes of entering into, effectuating, and enforcing this Agreement that Titan and Crivello owe no duties to NewGen with respect to the Appco acquisition or the financing thereof, except as expressly set forth in this Agreement.

N. On June 25, 2007, Titan and Crivello filed a lawsuit against NewGen in the United States District Court for the Eastern District of Tennessee (the “Lawsuit”) seeking, inter alia, a declaration of Titan’s and Crivello’s rights relating to APPCO and NewGen. As of the date hereof, NewGen has not yet answered such complaint.

O. The Parties desire to fully and finally settle, all pending or current disputes and controversies between them arising out of all dealings prior to the date of this Agreement in order to avoid the cost, inconvenience and uncertainty of litigation.

TERMS AND CONDITIONS

 NOW THEREFORE, the Parties, upon the terms and for the consideration set forth herein and other good and valuable consideration, the receipt and legal sufficiency of which is hereby agree as follows:

1. TITAN’S EXCLUSIVE RIGHTS TO NEGOTIATE WITH APPCO. Titan and NewGen agree that Titan shall have the exclusive right (as between the Parties hereto) to negotiate a definitive agreement with APPCO and its shareholders to purchase the outstanding shares of APPCO; provided, however, that if Titan materially breaches this Agreement prior to the closing of the acquisition of APPCO, this paragraph shall be null and void and of no effect.

2. TITAN’S RIGHTS AND NEWGEN’S OBLIGATIONS WITH RESPECT TO APPCO. Titan shall have the following rights and NewGen shall have the following obligations; provided, however, that if Titan materially breaches this Agreement prior to the closing of the acquisition of APPCO, this paragraph shall be null and void and of no effect:

A. Until the completion of the acquisition of APPCO by Titan, NewGen shall not, and shall use its best efforts to cause its officers and directors not to, contact or communicate with APPCO or its shareholders, except as authorized or directed by Titan or Crivello or otherwise in furtherance of the negotiation and closing of Titan’s acquisition of APPCO, including satisfying Titan’s closing obligations under this Settlement Agreement.

B. Without the need for execution of further documentation, to the fullest extent permissible by applicable law, Titan shall immediately become the owner of any and all rights that NewGen may have (1) relating to APPCO and its shareholders including any rights that may exist under any agreements executed by and between NewGen, APPCO, and its shareholders; (2) relating to the possible acquisition of any real estate owned or controlled by APPCO or its shareholders; (3) relating to any rights to any refund of or credits for deposits paid by NewGen to APPCO or its shareholders under the SPA or its amendments; and (4) relating to any due diligence materials prepared by NewGen, Price Waterhouse, Skoda-Minotti, Wingfield Environmental, Inc., and Baker Botts, LLP.

3. TITAN’S REIMBURSEMENT OBLIGATIONS WITH RESPECT TO NEWGEN’S PROFESSIONAL ADVISORS. Titan will reimburse NewGen $800,000 in total in respect of (i) any payments made to those third-party vendors set forth on Exhibit A (the “Service Providers”) and (ii) any other billed, but unpaid amounts owed to such Service Providers, representing in each case work relating to and arising out of NewGen’s proposed acquisition of the outstanding stock in APPCO. For the avoidance of doubt, Titan will have no other reimbursement obligations to NewGen or to the Service Providers with respect to amounts owed to the Service Providers relating to and arising out of NewGen’s proposed acquisition of the outstanding stock in APPCO other than this aggregate $800,000 payment (the “Service Provider Amount”). NewGen will use commercially reasonable efforts to cause the Service Providers to allow Titan to rely upon Service Providers’ work product. Titan shall pay NewGen the Service Provider Amount on the following payment schedule:

A. Titan shall promptly pay NewGen $50,000 by wire transfer on each of the following dates (the “Interim Payments”) until such date as Titan closes the definitive agreement with APPCO (the “Definitive Agreement”) to purchase the outstanding shares of APPCO (or a substantially similar transaction with APPCO) (the “Closing Date”): (i) Wednesday August 8, 2007; (ii) Wednesday August 15, 2007; (iii) Wednesday August 22, 2007; (iv) Wednesday August 29, 2007; (v) Wednesday September 5, 2007; (vi) Wednesday September 12, 2007; (vii) Wednesday September 19, 2007; (viii) Wednesday September 26, 2007; (ix) Wednesday October 3, 2007; (x) Wednesday October 10, 2007; and (xi) if the Closing Date shall not yet have occurred, each Wednesday thereafter until the total Interim Payments made to NewGen are equal to the Service Provider Amount.

B. Immediately prior to such time as Titan closes the acquisition of APPCO, Titan will pay NewGen by wire transfer the remaining unpaid Service Provider Amount (i.e., with a deduction for any Interim Payments already made to NewGen pursuant to Section 5A. Titan will cause prior payment of the Service Provider Amount and the $500,000 to be paid to NewGen under Sections 5A and 5B below to be closing conditions of APPCO’s obligation to close under the Definitive Agreement and shall permit NewGen’s counsel to verify the inclusion of such a closing condition in the Definitive Agreement.

4. NEWGEN’S GRANT OF WARRANTS TO TITAN. Immediately upon the payment of the amounts set forth in Section 3 above, NewGen shall execute and deliver to Titan a warrant document that is reasonably satisfactory in form and substance to Titan, pursuant to which NewGen grants to Titan warrants to acquire 2.5 million shares of NewGen common stock, $0.001 par value per share (“NewGen Commmon”).  The warrant exercise price shall be $0.35 per share and all warrants shall be fully vested upon execution and delivery of the warrant document.  The warrant document shall contain customary provisions authorizing cashless exercise of the warrants and shall provide that the warrants remain in effect (to the extent not previously exercised) for a period of seven years.  Prior to execution and delivery of the warrant document to Titan the Board of Directors of NewGen shall authorize said grant of warrants and the issuance of shares of NewGen Common upon exercise of the warrants, and shall reserve sufficient shares of Common Stock to issue the shares covered by the warrant document, upon exercise.

5. TITAN’S OBLIGATIONS UPON CLOSING OF TRANSACTION WITH APPCO.

A. APPCO and Titan acknowledge that Titan is entering into a Definitive Agreement with APPCO that gives Titan credit for the deposits made by NewGen to APPCO under the SPA or its amendments. Upon the execution of such Definitive Agreement by Titan and Appco, Titan will promptly pay NewGen $250,000 by wire transfer in respect of a deposit previously paid by NewGen to APPCO and credited to Titan.
B. Following the execution of such Definitive Agreement by Titan and Appco and in no event later than August 1, 2007, Titan will promptly pay NewGen a further $250,000 by wire transfer in respect of a deposit previously paid by NewGen to APPCO and credited to Titan.

C. On the Closing Date, Titan will enter into a consulting agreement with NewGen relating to APPCO simultaneously with the consummation of the acquisition of APPCO. The consulting agreement will provide for (i) monthly payments of $50,000, with annual Consumer Price Index increases, and (ii) reimbursement of all business expenses that meet specified criteria (e.g., travel, lodging, meals and other expenses) or which expenses are pre-approved by Titan). The consulting agreement will provide that either party is permitted to terminate such agreement with cause on 30 days' prior notice. In addition, Titan can terminate NewGen, without cause, upon 30 day's prior notice; provided, however, if Titan terminates the consulting agreement without cause during the first twelve months of the consulting agreement, Titan shall promptly pay NewGen liquidated damages in the amount of $300,000 (i.e., six months of fees at $50,000 per month). The intended scope of NewGen’s services to Titan will include strategic and operational business matters related to APPCO as mutually agreed between Titan and NewGen. In addition, Titan will cause APPCO to enter into a contract with NewGen for a term of 10 years providing Refuel America, Inc., with the exclusive right to supply biofuel products to APPCO or its affiliates at the then prevailing market price for such biofuel products at the time an order was placed (the "Supply Contract"). Each of APPCO (or its affiliates) and Refuel America, Inc., will be permitted to terminate the Supply Contract solely with cause upon 60 days' prior notice.

6. RELEASE OF ALL CLAIMS BY NEWGEN. To the fullest extent allowed by law, NewGen hereby fully, finally and completely releases, and forever discharges and acquits Titan, Crivello, and their past, present, and future successors, affiliates, representatives, executors, administrators, officers, directors, shareholders, partners, servants, attorneys, employees, agents, purchasers, assigns and insurers (the “Released Titan Parties”), of and from any and all demands, claims, obligations, actions, causes of action, suits and controversies accruing prior to the effective date of this Agreement that NewGen has or may have against the Released Titan Parties. For the avoidance of doubt, all payments to be made by Titan to NewGen under this Agreement, including but not limited to the Service Provider Amount, shall be made directly to NewGen and not to any third parties unless such payments are authorized to be so made in writing by at least two authorized officers of NewGen prior to the date of such payment.

7. RELEASE OF ALL CLAIMS BY TITAN AND CRIVELLO. To the fullest extent allowed by law, Titan and Crivello fully, finally and completely release, and forever discharge and acquit NewGen and its past, present, and future successors, affiliates, representatives, executors, administrators, officers, directors, shareholders, partners, servants, attorneys, employees, agents, purchasers, assigns and insurers (the “Released NewGen Parties”), of and from any and all demands, claims, obligations, actions, causes of action, suits and controversies accruing prior to the effective date of this Agreement that Titan and Crivello (or their respective affiliates) has or may have against the Released NewGen Parties; provided, however, nothing herein shall constitute a release of any claims that Crivello has or may have solely in his capacity as a shareholder of NewGen.

8. SOLE OWNERS OF CLAIMS. To the fullest extent permitted by law and public policy, the Parties represent and warrant that they are the only persons who are entitled to any recovery for any cause whatsoever for damages, expenses, or losses incurred as a result of the circumstances that are made the basis of this Agreement. To the fullest extent permitted by law and public policy, the Parties represent and warrant that they have not assigned or transferred all or part of the claims, demands, actions, or causes of action arising from or in any way relating to the circumstances and conditions that are made the basis of this action, to any person, firm, or corporation. To the fullest extent permitted by law and public policy, the Parties represent and warrant that they are the full and sole owners of the claims, demands, actions, or causes of action arising from or in any way relating to the circumstances and conditions that are made the basis of this Agreement.

9. TERMS. The Parties agree that the releases and agreements set forth herein are good, valuable and valid consideration for this Agreement, failure of which shall constitute a breach of this Agreement for which damages and specific performance may be sought. Time is of the essence.

10. NO ADMISSIONS. It is expressly understood and agreed that the Parties have entered into this Agreement to settle the disputes and controversies referenced herein and the Parties do not admit liability of any type for any claim asserted or which could have been asserted, but instead each deny any and all liability on each and every claim which has been or which could have been asserted. The purpose of this Agreement is to avoid the risks, costs, and burdens of further litigation and is an alternative means of resolving the differences between the Parties. To that end, this Agreement shall not be admissible in any judicial, administrative or other proceeding or cause of action as an admission of liability by the Parties hereto.

11. DISMISSAL OF THE LAWSUIT. Within three business days of the full execution of this Agreement, Titan and Crivello shall file a Stipulation of Dismissal of the Lawsuit in accordance with Rule 41(a)(1) of the Federal Rules of Civil Procedure.

12. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the Parties relating to the pending or current disputes and controversies between the parties arising from the Wholesale Agreement and supersedes any and all other negotiations, representations, understandings and agreements relating to those disputes and controversies. All prior and contemporaneous negotiations, understandings and agreements between the Parties relating to those disputes and controversies are deemed abandoned and waived to the extent that they are not stated in this Agreement. This Agreement may be amended only by a written agreement signed by each party, and a breach of this Agreement may be waived only by a written waiver signed by the party granting the waiver. The waiver of any breach of this Agreement shall not operate or be construed as a waiver of any other similar, prior or subsequent breach of this Agreement.

13. REPRESENTATIONS AND WARRANTIES. As a material inducement to enter into this Agreement, each party represents and warrants that at the signing of this Agreement and delivery of any documents hereunder:

A.	it has been fully informed of the terms and conditions of this Agreement and has done all investigation deemed necessary prior to execution;

B.	no threat, promise or representation of any kind has been made to it by any other party hereto or anyone acting on behalf of any party hereto, except as is expressly stated in this Agreement;

C.	it has been represented by counsel of its choosing in connection with the negotiations and execution of the Agreement;

D.	each party has the sole right and exclusive authority to execute this Agreement on its behalf and receive the monies and credits set forth herein;

E.
the person executing this Agreement on behalf of each party is fully competent and authorized to execute this Agreement on behalf of the party, and his/her signature set forth on this Agreement is genuine and binding; and

F.
this Agreement and all other documents delivered in connection with this Agreement have been or will be duly executed and delivered by such party and are valid and binding agreements and are enforceable in accordance with their terms.

14. ATTORNEY’S FEES AND COSTS. With respect to the drafting of this Agreement, all attorney’s fees and costs will be borne by the party incurring same. However, to the extent that either party files a lawsuit to enforce or interpret the provisions of this Agreement, the prevailing party in that lawsuit shall be entitled to recover its attorney’s fees and costs.

15. BINDING EFFECT. The terms hereof are contractual and not merely recitals. All agreements, representations, covenants, terms and conditions of this Agreement shall survive its execution and be fully binding upon the Parties, and their respective heirs, personal representatives, successors and assigns.

16. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any of the remaining provisions, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

17. COUNTERPARTS. This Agreement may be executed for all purposes in any number of identical counterparts, and each party may execute any such counterpart, each of which shall be deemed an original for all purposes. A photocopy or facsimile copy of this Agreement, and any signature to this Agreement, shall be deemed to be as effective as the original for all purposes.

18. GOVERNING LAW AND EXCLUSIVE JURISDICTION. This Agreement shall in all respects be governed by, construed and enforced in accordance with the laws of the State of Texas, its rules of conflict of laws notwithstanding. The parties agree and consent to the exclusive jurisdiction of the courts of the State of Texas in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by registered or certified mail addressed and sent to the chief executive officer of such party at such party’s main or central office, or in the case of Crivello to the following address: 3408 Dover Road Pompano Beach, Florida 33062.

19. HEADINGS. The paragraph headings of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning, intention, construction or effect of the Agreement.

20.  EFFECTIVE DATE. The Effective Date of this Agreement shall be the date on which the last party signs it.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNED and EFFECTIVE this 24th day of July, 2007.

TITAN GLOBAL HOLDINGS, INC.

By:	/S/ David M. Marks

Title:	Chairman

FRANK CRIVELLO

/S/ Frank Crivello

NEWGEN TECHNOLOGIES, INC.

By:	/S/ Bruce Wunner
Bruce Wunner
Title:	CEO

EXHIBIT A

SCHEDULE OF CERTAIN PROFESSIONAL ADVISORS USED IN
CONNECTION WITH OR RELATING TO THE APPCO ACQUISITTION

Service Provider	Work

PricewaterhouseCoopers	Financialduediligence

Wingfield Environ., Inc.	Phase I environmental reports

Skoda-Minotti	Audits on APPCO

Baker & Botts LLP	Due diligence on APPCO real estate

Reed Smith LLP	Legal services in connection with APPCO